Exhibit 99.1

PRESS RELEASE

For release:	May 29, 2020

Contact:	Media
Stephen W. Ries Senior Corporate Counsel (610) 668-3270 sries@global-indemnity.com

Global Indemnity Limited to Hold Virtual Annual General Meeting of Shareholders

George Town, Cayman Islands (May 29, 2020) – Global Indemnity Limited (NASDAQ:GBLI) (“Global Indemnity”) announced today that its 2020 Annual General Meeting of Shareholders (“2020 Annual General Meeting”) has been changed to a virtual meeting via a live webcast.

Due to the public health threat and travel restrictions caused by the COVID-19 pandemic, the 2020 Annual General Meeting will now be held on June 17, 2020 at 11 a.m. Eastern Daylight Time, instead of on June 17, 2020 at 11 a.m. Cayman Islands Time as originally announced. There is no change to the items of business to be addressed at the 2020 Annual General Meeting, which are described in Global Indemnity’s proxy materials previously made available to shareholders in connection with the Annual General Meeting. Individuals will not be able to attend the 2020 Annual General Meeting in person. Shareholders as of the close of business on April 2, 2020, the record date for the 2020 Annual Meeting, who have registered to participate by June 15, 2020, will have the opportunity to ask questions and participate in the vote during the virtual meeting. However, shareholders are encouraged to vote in advance of the 2020 Annual General Meeting by returning the completed proxy card. Only the formal business of the 2020 Annual General Meeting will be conducted. Shareholders are encouraged to submit any questions for the 2020 Annual General Meeting during registration.

Shareholders may register at https://register.proxypush.com/GBLI. Registered shareholders will be provided a link to the 2020 Annual General Meeting an hour prior to the start of the meeting.

For registered shareholders, the control number can be found on the proxy card, voting instruction form or notice shareholders previously received. None of the proxy card, voting instruction form or notice shareholders previously received will be updated to reflect the change in location and time of the 2020 Annual General Meeting, and may continue to be used. Beneficial holders should contact their broker for this information.

Further information regarding this change to the location, date and time of the 2020 Annual General Meeting can be found in the proxy supplement filed by Global Indemnity with the Securities and Exchange Commission on May 29, 2020.

About Global Indemnity Limited and its subsidiaries

Global Indemnity Limited (NASDAQ:GBLI), through its several direct and indirect wholly owned subsidiary insurance and reinsurance companies, provides both admitted and non-admitted specialty property and casualty insurance coverages and individual policyholder coverages in the United States, as well as reinsurance worldwide. Global Indemnity Limited’s four primary segments are:

•	United States Based Commercial Specialty

•	United States Based Specialty Property

•	United States Based Farm, Ranch, & Stable

•	Bermuda Based Reinsurance

For more information, visit the Global Indemnity Limited’s website at http://www.globalindemnity.ky.